MGP INGREDIENTS REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS
ATCHISON, Kan., February 26, 2020 - MGP Ingredients, Inc. (Nasdaq:MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the fourth quarter and full year ended December 31, 2019.

2019 fourth quarter results compared to 2018 fourth quarter results

•Consolidated sales decreased 11.8% to $92.5 million, as a result of a decline in Distillery Products segment sales, which was partially offset by an increase in Ingredient Solutions segment sales.
•Consolidated gross profit decreased 15.8% to $21.6 million, due to lower Distillery Products segment gross profits, partially offset by an increase in Ingredients Solutions segment gross profits.
•Consolidated operating income decreased 2.2% to $16.3 million, due to lower sales and gross profit, partially offset by lower incentive compensation expense.
•Earnings per share ("EPS") increased to $0.76 per share from $0.69 per share, due to lower income tax expense, partially offset by lower operating income.

2019 full year results compared to 2018 full year results

•Consolidated sales decreased 3.5% to $362.7 million, as a result of a decline in Distillery Products segment sales, partially offset by Ingredient Solutions segment sales growth.
•Consolidated gross profit decreased 8.5% to $76.5 million, due to lower Distillery Products and Ingredients Solutions segment gross profits.
•Consolidated operating income decreased 5.8% to $47.2 million, due to lower sales and gross profit, partially offset by reductions in incentive compensation expense.
•EPS was $2.27 per share compared to $2.17 per share in 2018, due to lower income tax expense, partially offset by lower operating income.

“We are certainly disappointed in our results, both for the quarter and the year; however, we do not believe these results reflect significant changes in key consumer trends affecting the categories in which we compete, or significant changes in our competitive position within those categories,” said Gus Griffin, president and CEO of MGP Ingredients. “While we remain very confident about the long-term potential of our business, we also realize that we must continually refine the effectiveness of our tactical execution and the pace of our strategic implementation. We believe we have learnings from this year that will help us in both these areas.”

Distillery Products Segment
For the fourth quarter of 2019, sales for the Distillery Products segment decreased 15.1% to $75.3 million, reflecting a 20.9% decrease in sales of premium beverage alcohol, primarily due to lower new distillate and aged whiskey sales. Gross profit declined to $18.3 million, or 24.3% of segment sales, compared to $23.0 million, or 25.9% of segment sales in the fourth quarter 2018.

For the full year 2019, sales for the Distillery Products segment declined 5.4% to $297.2 million, primarily due to lower new distillate and aged whiskey sales. Gross profit declined to $66.0 million, or 22.2% of segment sales in 2019, compared to $71.8 million, or 22.9% of segment sales in 2018.

Griffin said, "While the shortfall versus our 2019 guidance was the result of us ultimately being unsuccessful in transacting a large portion of the aged whiskey sales we had forecast for the fourth quarter, sales of both new distillate and aged whiskey were down for the full year.

“Over the past several years, our growth in sales of brown goods has outpaced the broader market. This was due in part to the subset of the market we serve growing faster than the overall market. While the consumer trend for overall American Whiskey remains robust, we now believe that, excluding the negative impact of certain of our customers working through excess inventory in 2019, the underlying growth rate for our target market is gradually slowing to come more in line with the long-term trend for the overall category," Griffin continued. "We also believe that the number of potential competitors for that volume has increased, primarily for sales of new distillate currently, but also for sales of aged whiskey going forward. We do not think we are losing existing customers to these competitors, but we are competing with them for the new business required for growth. We continue to have a significant share and scale advantage, and plan to increase our focus toward growing volume share in the global American Whiskey category. We do not believe this equates to significant changes to our overall pricing, but rather refinements to how we approach the selling process, the products we offer, the markets we focus on, and ways we overcome some of the other barriers to transacting sales, such as reducing funding delays. We have already begun implementing these refinements.

"Despite the lower than anticipated sales of aged whiskey in 2019, we still believe in the long-term value of our aged whiskey inventory. Sales of lightly aged whiskey in earlier years, and older aged whiskey in more recent years, have been both a strong customer recruitment tool and a key profit contributor. We believe sales of aged whiskey will continue to play both those roles going forward. However, due to the inherent volatility in predicting sales of aged whiskey, and lower projections for the volumetric growth of the aged whiskey market, particularly in the U.S., we are reducing our forecast for predictable ongoing annual volume growth in our sales of aged whiskey. The reduced outlook does not diminish our confidence in the long-term demand for our aged whiskey inventory but reflects the difficulty in forecasting aged whiskey sales in a particular year."

Premium Beverage Alcohol (in thousands)	Sales Quarter Ended December 31,		Quarter vs. Quarter Sales Change Increase/(Decrease)
	2019	2018	$ Change	% Change
Brown Goods	$28,136	$37,784	$(9,648)	(25.5)%
White Goods	15,630	17,512	(1,882)	(10.7)
Premium Beverage Alcohol	$43,766	$55,296	$(11,530)	(20.9)%

Premium Beverage Alcohol (in thousands)	Sales Year Ended December 31,		Year vs. Year Sales Change Increase/(Decrease)
	2019	2018	$ Change	% Change
Brown Goods	$107,190	$125,857	$(18,667)	(14.8)%
White Goods	62,862	62,574	288	0.5
Premium Beverage Alcohol	$170,052	$188,431	$(18,379)	(9.8)%

Ingredient Solutions Segment
For the fourth quarter of 2019, sales in the Ingredient Solutions segment increased 6.0% to $17.1 million. Gross profit increased to $3.3 million, or 19.0% of segment sales, compared to $2.6 million, or 16.3% of segment sales in the fourth quarter 2018.

For the full year 2019, sales for the Ingredient Solutions segment increased 5.6% to $65.5 million, driven by higher sales of specialty wheat starches and specialty wheat proteins. Gross profit declined to $10.6 million, or 16.2% of segment sales, compared to $11.8 million, or 19.0% of segment sales in the prior-year period.

"Ingredient Solutions finished 2019 with great momentum, with the fourth quarter being one of our strongest ever," Griffin continued. "We faced two significant challenges this year. The first was the tough comparison created by the loss of a large specialty wheat protein customer at the end of 2018. We have now completed cycling that comparison and have added new customers with a variety of applications seeking to leverage our plant-based protein. The second was the uncertainty around FDA approval of our Fibersym® RW and FiberRite® RW product lines as a source of dietary fiber. This issue was resolved in the early part of 2019, and we are now seeing increased customer orders for these product lines. Our Ingredient Solutions product offerings continue to be aligned with strong consumer trends, and we continue to be very effective in recruiting new business."

Other
Corporate selling, general and administrative ("SG&A") expenses for the fourth quarter 2019 decreased $3.7 million or 41.0% to $5.3 million as compared to the fourth quarter 2018, primarily driven by lower incentive compensation expense. For the full year 2019, corporate SG&A expenses of $29.3 million declined by $4.2 million or 12.4% from 2018 due to lower incentive compensation expense, partially offset by increased costs related to the settlement of certain legal matters.

The corporate effective tax rate for the fourth quarter 2019 was 18.5% compared with 27.4% a year ago. The corporate effective tax rate for the full year 2019 was 15.6% compared with 23.9% in 2018.

EPS increased to $0.76 for the fourth quarter 2019, compared to $0.69 for the fourth quarter 2018. For the full year 2019, EPS increased to $2.27, compared to $2.17 for the full year 2018.

MGP is offering the following guidance for fiscal 2020:
•2020 sales growth is projected in the low to mid-single-digit percentage range versus 2019.
•2020 gross margins are expected to increase modestly as compared to 2019.
•The Company’s estimate of growth in operating income in 2020 is 2% to 7%, excluding CEO transition costs.
•2020 effective tax rate is forecasted to be approximately 25%, and shares outstanding are expected to be approximately 17.1 million at year end.
•Earnings per share are forecasted to be in the range of $2.03 to $2.13.

Conclusion
"2019 marked the fifth year of implementing our long-term strategic plan, which has delivered substantial improvements to our financial results and built a strong foundation for future growth," Griffin stated. "A critical part of that foundation was positioning MGP to benefit from the robust growth of the American Whiskey category. Two key components of this effort have been our multiyear warehouse expansion program and our inventory of aging whiskey. As of December 31, 2019, we have spent approximately $48.4 million of the total warehouse expansion investment, and it remains on track to be completed later this year. Our inventory of aged whiskey grew to $104.2 million, at cost, at the end of 2019, which was higher than anticipated, due to the shortfall in aged sales in the fourth quarter of 2019. While we are reducing our annual volume growth expectations for aged whiskey, we believe our library of various mash bills and vintages will continue to contribute significant levels of profit for the company going forward. We also believe our inventory set aside for aged whiskey sales in the U.S. market is close to reaching equilibrium on a net basis, and any future inventory increases will be for export sales, new mash bills and to support the growth of our own brands.

"Our strategic plan also defined successive phases of growth and the drivers of that growth. Each of those phases has occurred as anticipated, until this past year. We expected increased sales of aged whiskey to be both the key growth driver in 2019, and to provide incremental growth for the next few years. Due to its volatile sales cycle, and our reduced forecast for predictable annual volume growth in the U.S., we plan to accelerate the pace of implementation of our next phase of profit and margin expansion – growing our branded initiative. While we anticipate the key drivers of previous phases to continue to provide incremental growth, we will begin to place a greater emphasis on our MGP Brands initiative. In 2019, we added new brands to our portfolio, including Eight & Sand Blended Bourbon and several well received limited-edition offerings. We also expanded our geographic footprint during the year, launching our brands into Texas, Connecticut, Maryland and the District of Columbia. Most importantly, we also started to see strong evidence that our sales and marketing efforts are having a positive impact. While still small, total sales grew by more than 50% as compared to last year, and we expect solid double-digit growth rates again in 2020. Our strong balance sheet and newly enhanced credit facility, provide MGP additional financial flexibility as we execute our strategic growth plan, including evaluating acquisition opportunities that strengthen our position in growing markets," concluded Griffin.
Conference Call and Webcast Information
MGP Ingredients will host a conference call for analysts and institutional investors at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: ir.mgpingredients.com on the Events & Presentations page
Conference Call: 844-308-6398 (domestic) or 412-717-9605 (international)

About MGP Ingredients, Inc.
Founded in 1941, MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are expertly crafted through a combination of art and science and backed by a long history of experience. The company's proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company's facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on changes in operating income, sales, gross margin, and future effective tax rate may constitute forward-looking statements. In addition, forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential,” and/or the negatives or variations of these terms or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or our Indiana facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) actions of governments, and (xi) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2019.

For More Information
Investors & Analysts:
Mike Houston
646-475-2998 or investor.relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD

Operating income	Operating Income	Change Quarter-versus-Quarter
Operating income for the quarter ended December 31, 2018	$16,612
Decrease in gross profit - Distillery Products segment	(4,669)	(28.1)	pp(a)
Increase in gross profit - Ingredient Solutions segment	621	3.7	pp
Decrease in SG&A expenses	3,687	22.2	pp
Operating income for the quarter ended December 31, 2019	$16,251	(2.2)%

Operating income	Operating Income	Change Year-versus-Year
Operating income for 2018	$50,148
Decrease in gross profit - Distillery Products segment	(5,841)	(11.6)	pp(a)
Decrease in gross profit - Ingredient Solutions segment	(1,226)	(2.5)	pp
Decrease in SG&A expenses	4,161	8.3	pp
Operating income for 2019	$47,242	(5.8)%

(a) Percentage points ("pp").

MGP INGREDIENTS, INC.
EARNINGS PER SHARE ROLLFORWARD

Change in basic and diluted EPS	Basic and Diluted EPS	Change Quarter-versus-Quarter
Basic and diluted EPS for the quarter ended December 31, 2018	$0.69
Change in operations(a)	(0.02)	(2.9)	pp(b)
Change in income attributable to participating securities(c)	0.01	1.5	pp
Change in weighted average shares outstanding(c)	(0.01)	(1.5)	pp
Tax: Change in share-based compensation	0.01	1.5	pp
Tax: Change in discrete items	0.10	14.5	pp
Tax: Change in effective tax rate	(0.02)	(2.9)	pp
Basic and diluted EPS for the quarter ended December 31, 2019	$0.76	10.2%

Change in basic and diluted EPS	Basic and Diluted EPS	Change Year-versus-Year
Basic and diluted EPS for 2018	$2.17
Change in operations(a)	(0.15)	(6.9)	pp(b)
Change in income attributable to participating securities(c)	0.02	0.9	pp
Change in weighted average shares outstanding(c)	(0.03)	(1.3)	pp
Tax: Change in share-based compensation	0.12	5.5	pp
Tax: Change in discrete items	0.12	5.5	pp
Tax: Change in effective tax rate	0.02	0.9	pp
Basic and diluted EPS for 2019	$2.27	4.6%

(a)Items are net of tax based on the effective tax rate for the base year (2018)
(b)Percentage points ("pp")
(c)Income attributable to participating securities changes primarily due to the awarding and vesting of the employee RSUs that receive dividend equivalent payments. Weighted average shares outstanding change primarily due to the vesting of employee RSUs, the granting of Common Stock to directors, our purchase of vested RSUs from employees to pay withholding taxes, and our repurchases of Common Stock.

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Sales	$92,463	$104,850	$362,745	$376,089
Cost of sales	70,903	79,242	286,213	292,490
Gross profit	21,560	25,608	76,532	83,599
Selling, general and administrative expenses	5,309	8,996	29,290	33,451
Operating income	16,251	16,612	47,242	50,148
Interest expense, net	(368)	(338)	(1,305)	(1,168)
Income before income taxes	15,883	16,274	45,937	48,980
Income tax expense	2,936	4,452	7,144	11,696
Net income	12,947	11,822	38,793	37,284

Income attributable to participating securities	82	224	253	708
Net income attributable to common shareholders and used in EPS calculation	$12,865	$11,598	$38,540	$36,576

Basic and diluted weighted average common shares	17,030,274	16,879,503	17,012,288	16,866,176

Basic and diluted EPS	$0.76	$0.69	$2.27	$2.17

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	December 31, 2019	December 31, 2018	(Dollars in thousands)	December 31, 2019	December 31, 2018
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$3,309	$5,025	Current maturities of long-term debt	$401	$386
Receivables, net	40,931	38,797	Accounts payable	29,511	25,363
Inventory	136,931	108,769	Accrued expenses	9,383	11,714
Prepaid expenses	2,048	1,320
Refundable income taxes	987	712
Total Current Assets	184,206	154,623	Total Current Liabilities	39,295	37,463

			Other Liabilities:
			Long-term debt, less current maturities	40,658	21,040
			Credit agreement - revolver	1	10,588
Property and equipment	313,958	295,893	Long-term operating lease liabilities	4,267	—
Less accumulated depreciation and amortization	(185,539)	(175,105)	Deferred credits	1,233	1,565
			Other noncurrent liabilities	4,170	4,118
Net Property, Plant, and Equipment	128,419	120,788	Deferred income taxes	1,929	1,677
Operating lease right-of-use asset, net	6,490	—	Total Liabilities	91,553	76,451
Other assets	3,482	2,481	Stockholders’ equity	231,044	201,441
TOTAL ASSETS	$322,597	$277,892	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$322,597	$277,892

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Year to Date Ended
	December 31, 2019	December 31, 2018
Cash Flows from Operating Activities
Net income	$38,793	$37,284
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,572	11,362
Share-based compensation	3,304	3,099
Deferred income taxes, including change in valuation allowance	252	1,665
Other, net	(116)	—
Changes in operating assets and liabilities:
Receivables, net	(2,134)	(4,450)
Inventory	(28,162)	(15,620)
Prepaid expenses	(728)	862
Refundable income taxes	(275)	1,268
Accounts payable	2,107	(2,542)
Accrued expenses	(4,547)	551
Deferred credits	(332)	(586)
Other, net	(12)	588
Net cash provided by operating activities	19,722	33,481

Cash Flows from Investing Activities
Additions to property, plant, and equipment	(16,730)	(31,046)
Deferred compensation plan investments	(1,201)	—
Net cash used in investing activities	(17,931)	(31,046)

Cash Flows from Financing Activities
Payment of dividends and dividend equivalents	(6,856)	(5,500)
Purchase of treasury stock for tax withholding on equity-based compensation	(5,489)	(2,324)
Proceeds from long-term debt	20,000	—
Principal payments on long-term debt	(386)	(372)
Proceeds from credit agreement - revolver	17,440	28,966
Payments on credit agreement - revolver	(28,140)	(21,264)
Other, net	(76)	—
Net cash used in financing activities	(3,507)	(494)

Increase (decrease) in cash and cash equivalents	(1,716)	1,941
Cash and cash equivalents, beginning of year	5,025	3,084
Cash and cash equivalents, end of year	$3,309	$5,025